Ex. 10.3

[SILVERLEAF RESORTS LETTERHEAD]

December 16, 2005

Sovereign Bank
One Financial Plaza
Providence, Rhode Island 02903

Attention: Mr. John T. Baer

Re:	Termination of Second Amended and Restated Revolving Credit Agreement

Ladies and Gentlemen:

Reference is hereby made to the revolving credit facility (the "Credit Facility") established pursuant to a certain Second Amended and Restated Revolving Credit Agreement dated as of July 30, 2004, as amended from time to time (as so amended, the "Credit Agreement"), among Silverleaf Resorts, Inc. (the "Borrower"), Sovereign Bank, as agent (in such capacity, the "Agent"), and Sovereign Bank and the other lenders party thereto (the "Lenders"). Capitalized terms used herein without definition have the meanings specified therefor in the Credit Agreement.

This letter will confirm that the Borrower has requested that the Credit Facility be terminated, and the Agent and the Lenders have agreed to permit such termination, on the following terms and conditions:

1.    Immediately upon the occurrence of the Termination Effective Date (as hereafter defined), and provided that the Termination Effective Date has occurred by 2:00 p.m., Eastern Time, on December 30, 2005, the Agent and the Borrower agree that (a) the Credit Facility and the Commitments shall automatically and without need for further documentation be terminated in their entirety, (b) the Borrower shall no longer request, and the Lenders shall no longer advance, any Loans or other amounts under the Credit Agreement or any other Loan Documents, and (c) the Agent promptly shall (i) return to the Borrower any items of Collateral in its possession or in the possession of its custodian, (ii) cause each Lender to return the original Notes marked "PAID" (or words to a similar effect) to the Borrower, and (iii) execute and/or authorize to be filed and/or recorded all instruments necessary to evidence the termination of all interests of the Agent and the Lenders in any Collateral, to the extent securing the Obligations, all at the Borrower's sole cost and expense. Notwithstanding the foregoing, any Obligations of the Borrower under any Loan Document which by their terms are to survive the termination of,

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Sovereign Bank

and the payment of outstanding amounts under, the Credit Facility, including, without limitation, indemnification and reinstatement obligations, shall survive the termination of the Credit Facility pursuant to this letter agreement, and each such obligation is hereby reaffirmed.

2.    The Agent's and the Lenders' agreement to accept the termination of the Credit Facility by the Borrower as provided herein is subject to the satisfaction by the Borrower of all of the following conditions (with the time and date as of which all such conditions are timely satisfied or have been waived by the Agent in writing, in its sole discretion, being referred to herein as the "Termination Effective Date"):

(a)   The payment to the Agent, for the account of the Lenders, as applicable, in immediately available, lawful U.S. funds of any outstanding principal, accrued and unpaid interest, and any outstanding fees and expenses provided for under the Credit Agreement.

(b)   Prompt payment to Riemer & Braunstein LLP of legal fees and costs relating to the Credit Facility, including in connection with the termination of the Credit Facility as provided herein.

(c)   The Agent shall have received any required consent from any participant in the Credit Facility.

(d)   From the date hereof to and including the Termination Effective Date, the Borrower shall not have requested any Loans.

3.    The Borrower hereby absolutely and unconditionally releases, remises, and forever discharges the Agent, the Lenders, and their affiliates, directors, officers, employees, agents, attorneys, and successors and assigns from any and all claims which the Borrower now has or ever had in any way arising under or relating to the Credit Facility or any transactions thereunder. The foregoing release shall be deemed restated and reaffirmed in its entirety as of the Termination Effective Date.

4.    This letter agreement may be executed in multiple counterparts, which, taken together, shall constitute one single agreement. Delivery of an executed counterpart of this letter agreement by telecopier or e-mail shall be equally as effective as delivery of a manually executed counterpart of this letter agreement.

5.    Time is of the essence.

Sovereign Bank

If you are in agreement with the foregoing, please execute the enclosed copy of this letter agreement where indicated and return it to the undersigned.

Very truly yours,

SILVERLEAF RESORTS, INC.

By: /S/ HARRY J. WHITE, JR.
Name: Harry J. White, Jr.
Title:   Chief Financial Officer

Accepted and agreed this 16th day of
December , 2005.

SOVEREIGN BANK

By: /S/ CHRISTINA LOURENCO
Name:  Christina Lourenco
Title:    Banking Officer